UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2010

Grubb & Ellis Apartment REIT, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 300, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-667-8252

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On November 1, 2010, we received written notice from Grubb & Ellis Apartment REIT Advisor, LLC (the "Advisor") that the Advisor has elected to terminate that certain Second Amended and Restated Advisory Agreement dated June 3, 2010 between us and the Advisor (the "Advisory Agreement"). Pursuant to Section 18 of the Advisory Agreement, either party may terminate the Advisory Agreement upon 60 days’ written notice without cause of penalty. Therefore, we expect that the Advisory Agreement will terminate on or about December 31, 2010. Accordingly, we intend to enter into a new advisory agreement with a new advisor entity owned by American Realty Capital, LLC, an unaffiliated entity, and ROC REIT Advisors, LLC ("ROC REIT Advisors"), which owns a 25% non-managing interest in the Advisor. We intend for the new advisory agreement to be effective upon the termination of the Advisory Agreement. This new advisory agreement is currently being negotiated and is subject to approval by our board of directors, and thus, we cannot make any assurances that we will enter into such an agreement.

In addition, on November 1, 2010, we received written notice from Grubb & Ellis Securities, Inc. ("GES") that GES has elected to terminate that certain Dealer Manager Agreement dated June 22, 2009 between us and GES (the "Dealer Manager Agreement"). Pursuant to Section 11.1 of the Dealer Manager Agreement, either party may terminate the Dealer Manager Agreement upon 60 days’ written notice. Therefore, we expect that the Dealer Manager Agreement will terminate on or about December 31, 2010. Accordingly, we intend to enter into an agreement with Realty Capital Securities, LLC ("RCS") whereby RCS will assume the role of dealer manager upon the termination of the Dealer Manager Agreement for the remainder of our ongoing follow-on public offering of shares of our common stock, subject to receipt of all required regulatory approvals. This agreement with RCS is currently being negotiated and is subject to approval by our board of directors, and thus, we cannot make any assurances that we will enter into such an agreement with RCS. As part of GES’s written notice of termination, GES informed us that it would suspend sales pursuant to our ongoing follow-on public offering until the necessary changes have been made to our offering prospectus. We intend to file such a supplement to our offering prospectus as soon as possible.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 1, 2010, Shannon K S Johnson resigned from her position as our chief financial officer. Effective November 3, 2010, our board of directors elected Stanley J. Olander, Jr. to serve as our chief financial officer, filling the vacancy that was created by Ms. Johnson’s resignation. Mr. Olander also serves as our chief executive officer and chairman of our board of directors.

Mr. Olander, age 56, has been the chief executive officer and a director of our company and the chief executive officer of the Advisor since December 2005. Since December 2006, he has also served as chairman of our board of directors and from April 2007 to March 2010, he served as our president. Since April 2007, he also has served as the president of the Advisor. From December 2007 until November 2010, Mr. Olander served as the executive vice president, multifamily division of Grubb & Ellis Company, where he also served in various capacities within the organization, including serving as chief executive officer, president and chairman of the board of directors of Grubb & Ellis Residential Management, Inc. from December 2005 until November 2010. Since January 2006, Mr. Olander also has served as a managing member of ROC REIT Advisors. From 1996 to April 2005, Mr. Olander served as president and chief financial officer and a member of the board of directors of Cornerstone Realty Income Trust, Inc., a publicly traded apartment real estate investment trust, listed on the New York Stock Exchange with a market capitalization of approximately $1.5 billion. Mr. Olander was responsible for the acquisition and financing of approximately 50,000 apartment units during his career. Mr. Olander received a B.S. degree in Business Administration from Radford University and an M.A. degree in Real Estate and Urban Land Development from Virginia Commonwealth University.

Mr. Olander will not receive any additional compensation and did not enter into an executive employment agreement with us in connection with his appointment as our chief financial officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grubb & Ellis Apartment REIT, Inc.

November 3, 2010	By:	/s/ Stanley J. Olander, Jr.

Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer